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                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13D

     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of MacroChem Corporation and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.



                                     Kinder Investments, L.P.



                                         /s/ Kenton E. Wood
Date:    February 26, 1996           by:__________________________
         New York, New York             Kenton E. Wood
                                        General Partner




                                          /s/ Kenton E. Wood
Date:    February 26, 1996               __________________________
         New York, New York              Kenton E. Wood